SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 26, 2008

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

          240.14d-2(b))

[     ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

          CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

In connection with action taken by the Board of Directors of Principal Financial Group, Inc. (the “Company”), more fully described below and in the attached exhibit to this report, the Company plans to amend the existing employment agreement effective as of May 1, 2008 with Larry D. Zimpleman. Pursuant to the amendment, Mr. Zimpleman’s annual salary will be $800,000, subject to periodic adjustment in accordance with the Company’s regular salary review policy.

In addition, Mr. Zimpleman will continue to participate in the Company’s annual and long-term incentive compensation plans, qualified and non-qualified savings and retirement plans and other benefits as described in the Company’s current proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 9, 2007. Mr. Zimpleman’s long-term incentive award opportunity has been increased from 400% to 500% of his current base salary for target performance. Realized compensation may vary considerably above or below the target award opportunity based on the operational and share price performance objectives over a three-year performance cycle.

Mr. Zimpleman’s amended employment agreement will be filed as an exhibit to a future Company quarterly report filed with the SEC.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 26, 2008, the Company announced the promotion of Larry D. Zimpleman to the position of president and chief executive officer, effective May 1, 2008. Mr. Zimpleman currently holds the position of president and chief operating officer. J. Barry Griswell currently serves as the Company’s chairman and chief executive officer. Mr. Griswell will continue to serve as chairman after May 1, 2008. The text of the announcement is included with this report as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99	Press Release Announcing Zimpleman Promotion

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Joyce N. Hoffman
Name:	Joyce N. Hoffman
Title:	Senior Vice President and Corporate Secretary

Date:	February 26, 2008

                 Exhibit 99

RELEASE:	On Receipt, February 26, 2008
CONTACT:	Eva Quinn, The Principal, 515.247.7468, quinn.eva@principal.com
Rhonda Clark-Leyda, The Principal, 515.247.6634, clark-leyda.rhonda@principal

Principal Financial Group Board Announces Leadership Succession

Zimpleman Named CEO

(Des Moines, Iowa) – The Principal Financial Group® announced today the Board of Directors, as part of its planned succession process, has elected Larry D. Zimpleman chief executive officer, effective May 1, 2008. He retains the title of president. J. Barry Griswell will continue as chairman. Zimpleman will assume complete responsibility for company strategy and operations.

“Larry is singularly qualified to lead the Principal Financial Group into the future. His long history with the company combined with deep industry expertise and a keen global perspective have uniquely prepared him for this leadership role,” says Griswell. “A key success factor for The Principal has been our careful leadership succession planning. This is a natural next step for Larry. He knows where we’ve been. He understands the challenges and opportunities facing The Principal today. He has a clear vision for tomorrow. Larry is an unmatched leader who will advance The Principal as a global expert in asset accumulation and asset management. Our mission remains strongly intact -- being the champion of financial wellbeing for small and medium businesses, institutions and people around the world.”

“Barry’s bold, insightful and charismatic leadership has strengthened The Principal’s position in the market as a world-class asset manager and a world-class employer,” says Zimpleman. “I’m excited about what lies ahead and the opportunity to lead this great company and its great people.  With the proven talent and experience of our leadership team, I’m confident The Principal will continue on its clear trajectory toward becoming a global leader in helping people achieve financial security.”

Zimpleman Background

Zimpleman joined the company in 1971 as a part-time actuarial student and became a full-time actuary in 1973. From 1976 to 1997 he served in various management and leadership positions in the Pension department. He was named vice president in 1997, senior vice president in 1999, executive vice president in 2001, president of Retirement and Investor Services in 2003, and president and chief operating officer in 2006. A native of Williamsburg, Iowa, Zimpleman received his BS in business administration from Drake University in 1973 and his MBA from Drake in 1977.

He became a Fellow of the Society of Actuaries in 1976, and is a past president and member of the Board of Governors of the Society. Zimpleman is past chair of the board of trustees for the Employee Benefit Research Institute (EBRI) and past president and board chair of the American Academy of Actuaries. He was named an Actuarial Foundation Trustee in 1999, is a member of the Actuarial Club of

Des Moines and chairs the American Council of Life Insurers’ Harris Trust Committee. He was a delegate at the 2002 and 2006 National Summit on Retirement Savings hosted by President Bush and the Secretary of Labor.

About the Principal Financial Group

The Principal Financial Group® (The Principal ®)1 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $311.1 billion in assets under management2 and serves some 18.6million customersworldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com .

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1  "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

2  As of December 31, 2007